SYSCO CORPORATION
SECURITIES TRADING POLICY
Senior Vice President, Legal, General Counsel and Corporate Secretary

PURPOSE

To minimize the potential liability for insider trading and to further protect the reputation of Sysco Corporation (“Sysco” or the “Company”) for integrity by prohibiting trading in Company securities while in possession of material nonpublic information.

SCOPE

This Policy applies to all directors, officers and employees of Sysco (including its subsidiaries), anyone who lives in their household and family members whose transactions in Sysco securities are directed by (or subject to the influence or control of) any such director, officer or employee.

This Policy also applies to any corporation, partnership, trust or other legal entity controlled by a director, officer or employee of Sysco and any contractors or consultants who may have access to material non-public information concerning Sysco.

•You are responsible for making sure that you and anyone residing in your household comply with this Policy.

This Policy generally applies to all transactions in Sysco securities, including:

•Purchases and sales of Sysco securities in the public markets;
•Sales of Sysco securities obtained through the exercise or vesting of employee stock options, restricted stock units or performance share units awarded by Sysco;
•Sales of Sysco securities acquired through the Company’s ESPP;
•Pledges of Sysco securities as collateral for a loan; and
•Gifts of Sysco securities.

POLICY STATEMENT

This Policy provides Sysco’s requirements with respect to transactions in securities of Sysco and the handling of confidential information about the Company and companies with which we do business.

All of your trades in securities of Sysco must comply with the following requirements:

•You may not trade in Sysco securities while you are in possession of material non-public information about Sysco.
•If you are a member of Sysco’s Board of Directors, a Sysco officer or a designated employee (each, an “Insider”), you are prohibited from trading in Sysco securities during specified Blackout Periods described below.
•If you are an Insider, you must request prior approval of your trades from Sysco’s Legal Department.
•If you are an Insider, you may not pledge Sysco securities as collateral for a loan, trade in any derivative securities, engage in any short sales or otherwise purchase any financial instruments designed to hedge or offset any decrease in the market value of Sysco securities.

GENERAL RESTRICTIONS

This Policy prohibits you from:

•Buying or selling Sysco securities while in possession of material non-public information about Sysco;

•Buying or selling securities of other companies with whom Sysco competes or has relationships (e.g.., customers or suppliers) while in possession of material non-public information about Sysco or those companies; and
•Improperly disclosing material non-public information to anyone outside Sysco, which may constitute “tipping.”

The restrictions on insider trading include trading in the securities of other companies, such as customers or suppliers of Sysco and those with which Sysco competes or may be negotiating transactions. Information that is not material to Sysco may nevertheless be material to one of those other companies.

INSIDERS

If you are a member of Sysco’s Board of Directors, a Sysco officer or a designated employee (an “Insider”), you are prohibited from buying or selling Sysco securities during certain periods, referred to as “Blackout Periods.”

•Each Blackout Period begins on the date two calendar weeks prior to the last day of the fiscal quarter and ends at the close of business on the second full trading day after the issuance of the earnings release for that fiscal quarter (the day of release will be counted as the first trading day only if such announcement occurs before the market opens).
•If you are an Insider, you will receive an email notification from the Legal Department each quarter in advance of a Blackout Period.
•As previously specified, if you are an Insider, you must obtain prior approval of your trades from Sysco’s Legal Department. You should send your request via email to the Legal Department Securities Trading Policy Inbox.

In addition, Insiders are prohibited from:

•Pledging Sysco securities as collateral for a loan;
•Trading in derivative securities, such as publicly-traded options, puts, calls, straddles or similar instruments;
•Effecting short sales of Sysco securities; and
•Purchasing financial instruments designed to hedge or offset any decrease in the market value of Sysco securities.

GIFTS

This Policy prohibits you from making any gift of Sysco securities while in possession of material non-public information about Sysco. In addition, all Insiders are required to receive pre-clearance of any gift of Sysco securities.

MATERIAL INFORMATION

Information is “material” if (i) a reasonable investor would find it important in making a decision to buy, sell or hold a security, (ii) it could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace concerning the issuer of the security, or (iii) it is likely to have a significant effect on the market price of the security.

Material information can be favorable or unfavorable and can relate to virtually any aspect of our business or any type of security.
There is no bright-line standard for determining materiality; materiality is based on an assessment of all of the facts and circumstances.

EXAMPLES OF POTENTIALLY MATERIAL INFORMATION

While it is impossible to compile a complete list, information concerning any of the following items is likely to be material:

•Declaration of dividends, change in dividend policy, stock splits, etc.;
•An offering of additional securities;
•Quarterly or annual revenues, earnings or other related information;
•Projections of future earnings or losses or other earnings guidance;
•Changes to previously announced earnings guidance;
•An extraordinary item for accounting purposes;
•A significant pending or proposed merger, joint venture, acquisition or divestiture;
•A company restructuring;
•Significant related party transactions;
•A change in the company’s pricing or cost structure;
•Major marketing changes;
•A change in the membership of the Board, senior management or auditors;
•The gain or loss of a significant customer or supplier;
•The initiation or settlement of major litigation;
•A government investigation; or
•Cybersecurity risks and incidents, including vulnerabilities and breaches.

NON-PUBLIC INFORMATION

•Information is “non-public” if it has not been disclosed to the public through a press release, SEC filing or other means that provides broad, non-exclusionary distribution of the information to the public.
•Once material non-public information has been disclosed to the public, you must wait until at least two full trading days (counting the day of release as the first trading day only if the release occurs before the market opens) have lapsed before trading, to ensure that the public has had sufficient time to absorb the information.

EXCEPTIONS

The trading restrictions under this Policy, including the Blackout Periods, do not apply to:
•The receipt of equity awards granted by Sysco.
•Exercise of Company-issued stock options (if no shares are sold to the public in connection with the exercise).
•Vesting of Company-issued stock options, restricted stock units or performance share units.
•Withholding of stock to satisfy tax obligations.
•Purchases through the Sysco ESPP (if you enroll at a time that you could otherwise trade under the policy).
•Transactions pursuant to a Rule 10b5-1 trading plan.

Hardship exceptions from the Blackout Periods are also permitted by this Policy, if approved by Sysco’s Chief Legal Officer.

This exception is unavailable to anyone in possession of material, non-public information regarding Sysco.

RULE 10B5-1 PLANS

•Rule 10b5-1 under the Securities Exchange Act of 1934 provides protection from insider trading liability for stockholders who adopt a prearranged trading plan and trade under that plan.
•This Policy allows any director, officer or employee to enter into such a prearranged trading plan with the prior approval of Sysco’s Chief Legal Officer (or his or her designee).
•Sysco’s executive officers are required to conduct all non-exempt trades in Sysco securities pursuant to a Rule 10b5-1 trading plan.
•Rule 10b5-1 trading plans must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and the person establishing the trading plan must continue to act in good faith for the duration of the plan.

•Rule 10b5-1 trading plans must be entered into at a time when the person establishing the trading plan is not in possession of material non-public information about Sysco. If you are an Insider, you must adopt your trading plan outside of a Blackout Period.
•No trades can occur until after a “cooling off” period of 30 days between the date the trading plan is adopted or modified and the first possible transaction under the plan. Directors and executive officers must comply with the longer “cooling off” period set forth in Rule 10b5-1.
•Please contact the Legal Department if you have any questions concerning these trading plans.

TIPPING

•You can violate the federal securities laws and this Policy through unauthorized disclosure of material non-public information to another person, even if you do not buy or sell securities yourself.
•If you improperly disclose material non-public information about Sysco to someone else, like a friend or relative, and that person then trades in our stock or other Sysco securities, both you and the other person may be liable for an insider trading violation.
•This is commonly referred to as “tipping,” and would also constitute a violation of our Global Code of Conduct.
•You are also prohibited from advising or encouraging a third party to buy or sell Sysco securities.

ADMINISTRATION OF THE POLICY

•This Policy is administered by Sysco’s Chief Legal Officer (or his or her designee). Any question concerning the coverage and operation of this Policy must be directed to the Chief Legal Officer.
•This Policy will be interpreted and applied in a manner consistent with the Sysco Securities Trading Procedures (the “Procedures”), and in the case of any conflict, the provisions in the Procedures will control.
•All determinations and interpretations of this Policy or the Procedures by the Chief Legal Officer will be final and will not subject to further review.

ASKING QUESTIONS

Any question concerning this Policy, or the coverage and operation of this Policy, must be directed to the Chief Legal Officer or Sysco’s Legal Department, via email.

Requests for prior approval of your trades from Sysco’s Legal Department, required if you’re an Insider must be sent to the Legal Department Securities Trading Policy Inbox.

DISCIPLINE & OTHER CONSEQUENCES

If you violate this Policy, you may be subject to criminal and civil penalties and other potential liabilities under federal and/or state securities laws. You shall also be subject to corrective action by the Company, up to and including termination.

POLICY REVIEW AND REVISION

This Policy shall be reviewed biannually or more frequently as required by changes in legal, regulatory or Sysco requirements, or to correct identified deficiencies. This Policy supersedes all previous versions.